Exhibit 23(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

AB Svensk Exportkredit:

We consent to the use of our report dated March 10, 2005, except for Note 32 and Note 38 which are as of April 6, 2005, with respect to the consolidated and parent company balance sheets of AB Svensk Exportkredit (Swedish Export Credit Corporation) (the “Company”) as of December 31, 2004 and 2003, and the related consolidated and parent company statements of income and cash flows for each of the years in the three-year period ended December 31, 2004, included in the Company’s annual report on Form 20-F for the year ended December 31, 2004 which is incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

KPMG Bohlins AB’

	By:	/s/ ANDERS LINÉR
Anders Linér
Authorized Public Accountant

Stockholm, Sweden
January 30, 2006